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                                                                    Exhibit 21

                     SUBSIDIARIES OF MIDDLEFIELD BANC CORP.

         Middlefield Banc Corp.'s only subsidiary is The Middlefield Banking Company, an Ohio-chartered non-member bank. The Middlefield Banking Company is wholly owned by Middlefield Banc Corp.